Exhibit 99.1

NEWS RELEASE
Contacts:	Gregg Piontek, VP & CFO
Newpark Resources, Inc.
281-362-6800

Ken Dennard, Managing Partner Karen Roan, SVP Dennard ▪ Lascar Associates 713-529-6600

NEWPARK RESOURCES ANNOUNCES CLOSING

OF SALE OF ENVIRONMENTAL SERVICES BUSINESS

THE WOODLANDS, TX – MARCH 17, 2014 – Newpark Resources, Inc. (NYSE: NR) today announced that it has completed the previously announced sale of its Environmental Services business to ecoserv, LLC, a portfolio company of Denver-based Lariat Partners, LP, for $100 million in cash. The completed sale is expected to generate approximately $70 million of net cash, after payment of transaction-related expenses and tax obligations. The proceeds will be used for general corporate purposes, including investments in its core drilling fluids and mats segments, potential acquisitions, along with the continued share purchases under the current repurchase program.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2013, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to execute our business strategy and make successful business acquisitions and capital investments, operating hazards inherent in the oil and natural gas industry, our international operations, the availability of raw materials and skilled personnel, the impact of restrictions on offshore drilling activity, our customer concentration and cyclical nature of our industry, our market competition, the cost and continued availability of borrowed funds, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

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